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EXHIBIT 10.20

                    PROMISSORY NOTE SECURED BY DEED OF TRUST

         FOR VALUE RECEIVED, Kenneth Sumner and Linda Sumner (collectively, "Maker") promise to pay to Nellcor Incorporated, a Delaware corporation ("Holder"), or order, at 4280 Hacienda Drive Pleasanton, California, or any other place designated by Holder, the principal sum of ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS ($125,000) plus interest according to the terms contained in this Note.

         Interest only at the annual rate of 7.55% (the "Note Rate") on the principal sum of this Note, shall be due and payable in arrears in semi-annual installments on or before May 16 and November 16 of each year. All payments shall be applied first to interest on the principal balance of the Note, and any balance shall be applied to reduction of principal, and interest shall thereafter cease to accrue on the principal so paid. The entire principal outstanding together with all accrued and unpaid interest shall be due and payable on the Maturity Date.

         "Maturity Date" shall mean the date on which this Note shall be due and payable in full, and shall be the earlier of (i) the sale of the residence of Maker, which property is encumbered by a Deed of Trust securing this Note and is located at 18 Rima Court, Danville, California 94526 (ii) the resignation or termination of Maker's employment with Holder, or (iii) November 16, 2004.

         MAKER HEREBY ACKNOWLEDGES AND AGREES THAT THE ENTIRE PRINCIPAL BALANCE OF THIS NOTE MAY BE UNPAID AND SHALL BE DUE AND PAYABLE ON THE MATURITY DATE.

         This Note may be prepaid at any time, in whole or in part, without any prepayment penalty. Maker waives diligence, presentment and demand, notice of protest, and demand, of nonpayment, of dishonor and of maturity and agrees that time is of the essence of every provision hereof.

         Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that payment hereof would be contrary to applicable provisions of law limiting rates of interest which may be charged or collected by Holder.

         This Note may not be amended or modified orally in any manner. This Note may be amended or modified only by a writing duly executed by Maker and Holder. No provision of this Note may be waived by Holder, except in writing executed by Holder, and which expressly refers to this Note. No such express written waiver shall affect any other provision of this Note, or cover any default or time period or event, other than the matter as to which an express written waiver has been given hereunder, as specified in such written waiver.

         Maker agrees to pay all costs of collection when incurred, including but not limited to reasonable attorneys' fees. If any suit or action is instituted to enforce this Note, Maker promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge reasonable attorneys' fees in such suit or action. Maker agrees to pay any additional attorneys' fees incurred in enforcing any such judgment, separately from and in addition to any other attorneys' fees herein.

                  This Note will be governed by California law.


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         This Note is secured by a Deed of Trust of even date herewith, executed by Maker in favor of Holder.

         IN WITNESS WHEREOF, Maker has executed this Note as of November 16,
1994.

                                    -------------------------
                                    Kenneth Sumner

                                    -------------------------
                                    Linda Sumner



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